Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

EMCORE CORPORATION

TO:	State Treasurer
State of New Jersey

Pursuant to the provisions of Sections 14A:9-2(4) and 14A:9-4(3), Corporations, General of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Restated Certificate of Incorporation:

1.        The name of the corporation is EMCORE Corporation (the “Corporation”).

2.        The following amendment to the Corporation’s Restated Certificate of Incorporation was approved and adopted by the directors and thereafter duly adopted by the shareholders of the Corporation on the 12th day of May, 2021:

Resolved, that Article FOURTH of the Restated Certificate of Incorporation of the Corporation be amended to read as follows:

“FOURTH: The total number of shares of Capital Stock of the Corporation shall be 105,882,352 shares of which:

A.	Of the Capital Stock, 100,000,000 shares shall consist of Common Stock which shall be entitled to one vote per share on all matters on which holders of the Common Stock shall be entitled to vote.

B.	Of the Capital Stock, 5,882,352 shares shall consist of Preferred Stock which may be divided into such classes and such series as shall be established from time to time by resolutions of the Board of Directors and filed as an amendment to this Restated Certificate of Incorporation, without any requirement of vote or class vote of shareholders. The Board of Directors shall have the right and power to establish and designate in any such Class or Series Resolution such priorities, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions as it shall determine.”

3.        The number of shares outstanding at the time of the adoption of the amendment was: 36,838,079. The total number of shares entitled to vote thereon was 36,838,079. The number of shares voting for the amendment was 26,612,451 and the number of shares voting against the amendment was 2,243,265.

The effective date of this Amendment to the Corporation’s Restated Certificate of Incorporation shall be upon filing.

Dated: May 12, 2021

EMCORE CORPORATION

By:	/s/ Ryan Hochgesang
Name: Ryan Hochgesang
Title: VP, General Counsel